FRANK MUSOLINO
5487 Jet Port Industrial Boulevard
Tampa, FL 33634
(813) 886-7770
(813) 886-7724 (fax)


June 10, 2003



Richard McLearn, President
Neometrix Technology Group, Inc.
8910 Route 108
Suite C
Columbia, MD 21045


Re.: Directorship


Dear Rich:

Pursuant to s. 10.15 of the Asset Acquisition Agreement among Neometrix and Zeosoft Corporation, n/k/a 5580 Holdings, Inc., I hereby accept my appointment to the Neometrix Technology Group, Inc. Board of Directors, effective immediately. Please forward me any necessary information and copies of all minutes of Board meetings since April 1, 2003.


Sincerely,



Frank Musolino

FM/ldmd
cc:  Jeff Richards
      Norman Birmingham
      Mark Laisure
      Tomer Tal, Esq.